EXHIBIT 11.1

                            JEFFERSON SMURFIT CORPORATION
                          CALCULATION OF PER SHARE EARNINGS
                        (In millions, except per share data)

                                              Three months ended       Six months ended
                                                   June 30,                 June 30,
                                               1996         1995        1996       1995
Primary earnings per share <fn1>
Weighted average shares outstanding             111          111         111        111

Income applicable to common shares
  before extraordinary item                   $  27        $  66       $  80      $ 105
Extraordinary item                               (4)                      (4)
Net income applicable to common shares        $  23        $  66       $  76      $ 105

Per share amounts
  Income before extraordinary item            $ .24        $ .60       $ .72      $ .95
  Extraordinary item                           (.04)                    (.04)
  Net income applicable to common shares      $ .20        $ .60       $ .68      $ .95




Fully diluted earnings per share <fn1>
Weighted average shares outstanding             111          111         111        111

Income applicable to common shares
  before extraordinary item                   $  27        $  66       $  80      $ 105
Extraordinary item                               (4)                      (4)
Net income applicable to common shares        $  23        $  66       $  76      $ 105

Per share amounts
  Income before extraordinary item            $ .24        $ .60       $ .72      $ .95
  Extraordinary item                           (.04)                    (.04)
  Net income applicable to common shares      $ .20        $ .60       $ .68      $ .95



<fn1>The computations do not include common stock equivalents associated with stock options since the dilutive effect on earnings per share is not material.